UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   January 17, 2007

Commission File No. 000-16929

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1101 Brickell Ave., Suite 701 S Miami, FL		33131
(Address of principal executive offices)		(Zip Code)
(786) 425-3848
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 17, 2007, DOR BioPharma, Inc. (“DOR” or the “Company”) received an unsolicited proposal from Cell Therapeutics, Inc. (Cell Therapeutics”, NASDAQ “CTIC”) to acquire DOR. The proposal from Cell Therapeutics is subject to, among other things, the completion of satisfactory due diligence regarding clinical, regulatory, manufacturing and proprietary positioning for orBec®. Under the proposed terms, Cell Therapeutics would issue the Company’s shareholders 29,000,000 shares of Cell Therapeutics’ common stock, representing 19.9% of Cell Therapeutics outstanding shares of common stock. Warrant and option holders would receive shares of Cell Therapeutics common stock in an amount determined using the Black Scholes pricing model. Cell Therapeutics has reserved the right to offer cash as consideration for the warrants instead of Cell Therapeutics common stock. In addition, Cell Therapeutics is also offering the potential for an additional $15 million payment (in stock or cash at the Company’s option) upon receipt of the approval of the U.S. Food & Drug Administration of the Company’s new drug application for orBec®.

As previously disclosed, on January 3, 2007, the Company entered into a non-binding letter of intent (the “Letter of Intent”) with Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”), which grants Sigma-Tau an exclusive right to negotiate terms and conditions for a possible business transaction or strategic alliance regarding the Company’s lead product, orBec®, and potentially other Company programs until March 1, 2007. Accordingly, absent express written permission from Sigma-Tau, the Company’s board of directors cannot consider Cell Therapeutics’ merger proposal at this time.

A copy of the Cell Therapeutics’ January 17, 2007 proposal is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits:

10.1 January 17, 2007 letter from Cell Therapeutics, Inc. to DOR BioPharma, Inc.
99.1 Press release issued by DOR BioPharma, Inc. on January 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOR BIOPHARMA, INC.

By: /s/ Christopher J. Schaber
Name: Christopher J. Schaber
Title: Chief Executive Officer

Date: January 17, 2007

EXHIBIT INDEX

Exhibit  No. Description

10.1     January 17, 2007 letter from Cell Therapeutics, Inc. to DOR BioPharma, Inc.
99.1  Press release issued by DOR BioPharma, Inc. on January 17, 2007.